EX-10

Firsthand Capital Management, INC.

150 Almaden Boulevard, Suite 1250

San Jose, California 95113

March 31, 2024

Firsthand Technology Value Fund, Inc.
150 Almaden Boulevard, Suite 1250
San Jose, California 95113

Re:	Waiver of Certain Fees under that Certain Master Investment Advisory Agreement dated April 15, 2011

Ladies and Gentlemen:

This letter agreement (this “Agreement”), effective as of March 31, 2024, by and between Firsthand Technology Value Fund, Inc., a Maryland corporation (the “Company”), and Firsthand Capital Management, Inc., a California corporation and the investment adviser to the Company (“FCM”), is intended to memorialize the waiver of certain fees FCM is otherwise entitled to receive pursuant to that certain Master Investment Advisory Agreement dated April 15, 2011, by and between the Company and FCM, as amended from time to time (the “IMA”).

Pursuant to Section 8 of the IMA, as full compensation for all administrative and investment management and advisory services furnished or provided by FCM, the Company pays FCM a management fee, consisting of i) a base management fee (the “Base Management Fee”), calculated and paid quarterly in arrears, at an annual rate of 2.00% of the gross assets (calculated as described in the IMA) of the Company for such quarter, and (ii) an incentive fee (the “Incentive Fee”), calculated as described in the IMA and paid in arrears after the end of each fiscal year (the Base Management Fee and the Incentive Fee together, the “Management Fee”).

By letter agreement dated September 30, 2023 (the “September 2023 Waiver Letter”), FCM has agreed to waive future accruals of the Base Management Fee from October 1, 2023 through December 31, 2024.  Any amount waived by FCM pursuant to this paragraph may be recouped by FCM only to the extent permitted by Section 8(e) of the IMA. This letter reaffirms the provisions set forth in the September 2023 Waiver Letter.

In the September 2023 Waiver Letter, FCM agreed to waive a portion of the Base Management Fee that has been accrued pursuant to the IMA prior to the date of the September 2023 Waiver Letter and remains unpaid by the Company as of the date of the September 2023 Waiver Letter (the “Pre-October 2023 Accrued Base Management Fee”). The portion of the Pre-October 2023 Accrued Base Management Fee that FCM agreed to waive pursuant to the September 2023 Waiver Letter (“September 2023 Partial Waiver Amount”) is $2.5 million, approximately 27% of the Pre-October 2023 Accrued Base Management Fee owed to FCM as of the date of the September 2023 Waiver Letter. The September 2023 Waiver Letter also provided certain recoupment provisions.

Effective as of March 31, 2024, FCM further agrees to the following. FCM hereby agrees to waive another portion of the Base Management Fee that has been accrued pursuant to the IMA prior to the date of this letter that has not previously been the subject of the September 2023 Waiver Letter, and remains unpaid by the Company as of the date of this Agreement (the “Pre-October 2023 Accrued Base Management Fee”). The portion of the Pre-October 2023 Accrued Base Management Fee that FCM agrees to waive pursuant to this Agreement (“March 2024 Partial Waiver Amount”) is $3.0 million, approximately 32% of the Pre-October 2023 Accrued Base Management Fee owed to FCM as of the date of this Agreement. Any March 2024 Partial Waiver Amount may be recouped by FCM on or prior to the period ending 10 years from the date of this Agreement, with 30-day advance notice to the Company, provided that the recoupment does not result in the Company having a negative net asset value. The parties understand and agree that Section 8(e) of the IMA (particularly the sentence governing 3-year recoupment of waived fees) does not apply to the March 2024 Partial Waiver Amount (and any waiver of any Pre-October 2023 Accrued Base Management Fee) as that section is designed to deal with any fee waiver of the Base Management Fee not yet earned and not yet included in the NAV calculation. The waiver of any Pre-October 2023 Accrued Base Management Fee relates to the waiver of Accrued Base Management Fees that have already been earned by FCM in prior quarters and have already been included in the NAV calculation of the Company and are booked liability of the Company on its balance sheet that has been previously reported to stockholders.

This Agreement shall become effective as of March 31, 2024.  For the avoidance of doubt, it is expressly understood by the parties that this Agreement is separate and incremental to, and is not a replacement nor substitution of, the September 2023 Waiver Letter. Notwithstanding the foregoing, this Agreement shall terminate and be of no further force or effect (i) automatically upon the termination of the IMA (and the Partial Waiver Amount shall become immediately due and payable); or (ii) if the Company, with the approval of the Board of Directors of the Company, including a majority of the Directors who are not “interested persons,” as such term is defined under the Investment Company Act of 1940, as amended, of the Company, notifies FCM in writing of the termination of this Agreement. Except as otherwise specified herein, the IMA and all covenants, agreements, terms and conditions thereof shall continue in full force and effect, subject to the terms and provisions thereof and hereof.

Please confirm your notice of and agreement to the foregoing by signing where indicated below.

Very truly yours,		ACCEPTED AND AGREED:

FIRSTHAND CAPITAL MANAGEMENT, INC.		FIRSTHAND TECHNOLOGY VALUE FUND, INC.

By:	/s/ Kevin Landis	By:	/s/ Kevin Landis
	Name: Kevin Landis	Name:	Kevin Landis
	Title: President	Title:	President